EXHIBIT 3.14
DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz
Certificate of Designation
(PURSUANT TO NRS 78.1955)
Important: Read attached instructions before completing form. ABOVE SPACE IS FOR OFFICE USE ONLY
CERTIFICATE OF DESIGNATION
FOR NEVADA PROFIT CORPORATIONS
(PURSUANT TO NRS 78.1955)
1.	Name of corporation: Great Western Land and Recreation, Inc.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:
See attached Certificate of Designations of Series F Callable Cumulative Convertible Preferred Stock.
The total number of shares being designated as Series F Callable Cumulative Convertible Preferred Stock shall be 100,000 with a stated value per share of $100.

3. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)
4.	Officer Signature: /s/ Jay N. Torok, CEO

Filing Fee: $175.00
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.
SUBMIT IN DUPLICATE
This form must be accompanied by appropriate fees. See attached fee schedule.
Nevada Secretary of State AM 78.1955 Designation 2003
Revised on: 11/03/03

CERTIFICATE OF DESIGNATIONS
OF
SERIES F CALLABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
GREAT WESTERN LAND AND RECREATION, INC.
(PURSUANT TO SECTION 78-196 OF THE
NEVADA REVISED STATUTES)
     Great Western Land and Recreation, Inc., a corporation organized and existing under the General Corporation Law of the State of Nevada (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to authority of the Board of Directors as required by Section 78-196 of the Nevada Revised Statutes:
     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors hereby creates a series of the Corporation’s previously authorized preferred stock, $0.001 par value (the “Preferred Stock”), and hereby states the designation and number thereof, and fixes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:
Series F Callable Cumulative Convertible Preferred Stock:
I. Designation and Amount
     The designation of this series of shares shall be “Series F Callable Cumulative Convertible Preferred Stock” (the “Series F Preferred Stock”); the stated value per share shall be $100 (the “Stated Value”); and the number of shares constituting such series shall be One Hundred Thousand (100,000) shares. The number of shares of the Series F Preferred Stock may be decreased from time to time by a resolution or resolutions of the Board of Directors or a duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Nevada stating that such reduction has been so authorized; provided, however, that such number shall not be decreased below the aggregate number of shares of the Series F Preferred Stock then outstanding.
II. Rank
     A. With respect to dividend rights, the Series F Preferred Stock shall rank (i) junior to each other class or series of Preferred Stock which by its terms ranks senior to the Series F Preferred Stock as to payment of dividends, (ii) junior to the Corporation’s Series A Cumulative Preferred Stock, par value $0.001 (“Series A Preferred Stock”), Series B Cumulative Preferred Stock, par value $0.001 (“Series B Preferred Stock”), and Series C Cumulative Preferred Stock, par value $0.001 (“Series C Preferred Stock”), (iii) on a parity with each other class or series of Preferred Stock, including the Series D Cumulative Preferred Stock, par value $0.001 (the “Series D Preferred Stock”) and the Series E Cumulative Preferred Stock, par value $0.001 (the “Series E Preferred Stock, which by their terms rank on a parity with the Series F Preferred Stock as to payment of dividends, and (iv) senior to, the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”). Except as specified above, the Series F Preferred Stock shall rank on parity with all other classes and series of capital stock of the Corporation hereafter issued by the Corporation. With respect to dividends, all equity securities of the Corporation to which the Series F Preferred Stock ranks senior, including the Common Stock, are collectively referred to herein as the “Junior Dividend Securities”; all equity securities of the Corporation with which the Series F Preferred Stock ranks on a parity, including the Series D Preferred Stock and the Series E Preferred Stock, are collectively referred to herein as the “Parity Dividend Securities”; and all equity securities of the Corporation to which the Series F Preferred Stock ranks junior, including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, are collectively referred to herein as the “Senior Dividend Securities.”

     B. With respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series F Preferred Stock shall rank (i) junior to each other class or series of Preferred Stock which by its terms ranks senior to the Series F Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up, (ii) junior to the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock, (iii) on a parity with each other class or series of Preferred Stock, including the Series D Preferred Stock and Series E Preferred Stock, which by their terms rank on a parity with the Series F Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, and (iv) senior to the Common Stock, and, except as specified above, all other classes and series of capital stock of the Corporation hereinafter issued by the Corporation. With respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all equity securities of the Corporation to which the Series F Preferred Stock ranks senior, including the Common Stock, are collectively referred to herein as “Junior Liquidation Securities” (and together with the Junior Dividend Securities are referred to herein as the “Junior Securities”); all equity securities of the Corporation to which the Series F Preferred Stock ranks on parity, including the Series D Preferred Stock and the Series E Preferred Stock, are collectively referred to herein as “Parity Liquidation Securities” (and together with the Parity Dividend Securities are referred to herein as the “Parity Securities”); and all equity securities of the Corporation to which the Series F Preferred Stock ranks junior, if any, are collectively referred to herein as “Senior Liquidation Securities” (and together with the Senior Dividend Securities are referred to herein as the “Senior Securities”).
     C. The Series F Preferred Stock shall be subject to the creation of Junior Dividend Securities, Parity Dividend Securities, Junior Securities and Parity Securities, but no Senior Dividend Securities or Senior Securities shall be created except in accordance with the terms hereof, including, without limitation, Article V, Section B.
III. Dividends
     A. Dividend Rates. Shares of Series F Preferred Stock shall accumulate dividends, payment of which shall be made in cash except as otherwise provided in this Article III, at the following rates:

For the first year from Date of Issuance	Zero Dollars ($0.00) per share
For the second year from Date of Issuance	One Dollar ($1.00) per share
For the third year from Date of Issuance	Two Dollars ($2.00) per share
For the fourth year from Date of Issuance	Three Dollars ($3.00) per share
For the fifth year from Date of Issuance	Four Dollars ($4.00) per share
For the sixth year from Date of Issuance And thereafter	Four Dollars and Fifty Cents ($4.50) per share
     B. Dividends. Dividends are due and shall be paid in two equal semi-annual installments on the last day of June and December of each year subsequent to the Date of Issuance, or if any such date is not a Business Day, on the Business Day next preceding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a “Dividend Payment Date”), to holders of record as they appear on the stock record books of the Corporation on the fifteenth day prior to the relevant Dividend Payment date; provided, however, that the Corporation may elect not to declare or make any dividend payment due hereunder on any Dividend Payment Date (other than as required in connection with any redemption of shares of Series F Preferred Stock or any liquidation, dissolution or winding up of the Corporation), and any such amount then due in respect of dividends shall constitute an Arrearage. Dividends shall be paid only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends. Dividends shall begin to accumulate on outstanding shares of Series F Preferred Stock from the Date of Issuance and shall be deemed to accumulate from day to day whether or not earned or declared until paid. Dividends shall accumulate on the basis of a 360-day year consisting of twelve 30-day months (four 90-day quarters).
     C. Accumulation. Dividends on the Series F Preferred Stock shall be cumulative; however, no additional dividends shall accumulate in respect of the amount of any dividend that has accumulated or been deemed to have accumulated but which has not been paid (the “Arrearage”).

     D. Method of Payment. Dividends paid on the shares of Series F Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on all outstanding shares of Series F Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares then outstanding. Dividends that are declared and paid in an amount less than the full amount of dividends accumulated on the Series F Preferred Stock (and on any Arrearage) shall be applied first to the earliest dividend which has not theretofore been paid. All cash payments of dividends on the shares of Series F Preferred Stock shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
IV. Liquidation Preference
     A. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of then-outstanding shares of Series F Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount per share equal to the greater of (i) the sum of (A) the dividends, if any, accumulated or deemed to have accumulated thereon to the date of final distribution to such holders, whether or not such dividends are declared, and (B) the Stated Value thereof, and (ii) the amount that would be payable to holders of the Series F Preferred Stock if the shares of Series F Preferred Stock had been converted into shares of Common Stock immediately prior to such liquidation, dissolution or winding up, and no more, before any payment shall be made or any assets distributed to the holders of any Junior Liquidation Securities. After any such payment in full, the holders of Series F Preferred Stock shall not, as such, be entitled to any further participation in any distribution of assets of the Corporation. All the assets of the Corporation available for distribution to stockholders after the liquidation preferences of any Senior Liquidation Securities, if any, shall be distributed ratably (in proportion to the full distributable amounts to which holders of Series F Preferred Stock and Parity Liquidation Securities, if any, are respectively entitled upon such dissolution, liquidation or winding up) among the holders of the then-outstanding shares of Series F Preferred Stock and Parity Liquidation Securities, if any, when such assets are not sufficient to pay in full the aggregate amounts payable thereon.
     B. Neither a consolidation or merger of the Corporation with or into any other Person or Persons, nor a sale, conveyance, lease, exchange or transfer of all or part of the Corporation’s assets for cash, securities or other property to a Person or Persons shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article IV entitling the Series F Preferred Stock to a liquidation preference hereunder, but the holders of shares of Series F Preferred Stock shall nevertheless be entitled from and after any such consolidation, merger or sale, conveyance, lease, exchange or transfer of all or part of the Corporation’s assets to the rights in respect of a liquidation provided by this Article IV following any such transaction. Notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to each holder of shares of Series F Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than 45 days prior to any payment date stated therein, to holders of record as they appear on the stock record books of the Corporation as of the date such notices are first mailed.
V. Redemption
     A. Redemption. The Series F Preferred Stock shall not be redeemable except as provided in this Article V. At any time, the Series F Preferred Stock shall, to the extent that the Corporation shall have funds legally available therefore, be redeemable in whole or in part at the option of the Corporation at a redemption price per share in cash (the “Redemption Price”) equal to the Stated Value plus all unpaid dividends accumulated thereon to the date of actual payment of the Redemption Price, whether or not such dividends have been declared determined as of the Redemption Date.

     B. Redemption Notice and Redemption Procedures. The Corporation shall give written notice to the holders of the Series F Preferred Stock of its intent to redeem the Series F Preferred Stock pursuant to Section A of this Article V at least 10 days prior to the Redemption Date, specifying the number of shares to be redeemed pursuant to Section A of this Article V (the “Redemption Notice”). The Redemption Notice shall be by first-class mail, postage prepaid, at such holder’s address as it appears on the records of the Corporation:
(i) notifying such holder of the date fixed for redemption (which shall not be sooner than 10 days after the Redemption Notice is mailed to the holder) (the “ Redemption Date”);
(ii) stating that the Series F Preferred Stock may be converted until the close of business on the Business Day prior to the Redemption Date by surrendering to the Corporation or its transfer agent for the Series F Preferred Stock the certificate or certificates for the             shares to be converted, accompanied by written notice specifying the number of shares to be converted, and stating the name and address of the transfer agent of the Series F Preferred Stock, if any; and
(iii) stating that dividends shall cease to accrue on the Redemption Date unless the Corporation defaults in the payment of the Redemption Price.
     The Corporation shall redeem the number of shares of Series F Preferred Stock so specified in the Redemption Notice on the Redemption Date.
     C. Deposit of Funds. Unless an alternate method of payment of the Redemption Price has been agreed to between the holders and the Corporation, the Corporation shall, no later than 11:00 a.m., Mountain Standard Time, on any Redemption Date pursuant to this Article V, deposit with its transfer agent or other redemption agent, as a trust fund for the benefit of the holders of the shares of Series F Preferred Stock to be redeemed, cash that is sufficient in amount to redeem the shares to be redeemed in accordance with the Redemption Notice, with irrevocable instructions and authority to such transfer agent or other redemption agent to pay to the respective holders of such shares, as evidenced by a list of such holders certified by an officer of the Corporation, the Redemption Price upon surrender of their respective share certificates. Such deposit shall be deemed to constitute full payment of such shares to the holders, and from and after the date of such deposit, all rights of the holders of the shares of Series F Preferred Stock that are to be redeemed as stockholders of the Corporation with respect to such shares, except the right to receive the Redemption Price upon the surrender of their respective certificates, shall cease and terminate. In case holders of any shares of Series F Preferred Stock called for redemption shall not, within six months after such deposit, claim the cash deposited for redemption thereof, such transfer agent or other redemption agent shall, upon demand, pay over to the Corporation the balance so deposited. Thereupon, such transfer agent or other redemption agent shall be relieved of all responsibility to the holders thereof and the sole right of such holders, with respect to shares to be redeemed, shall be to receive the Redemption Price as general creditors of the Corporation. Any interest accrued on any funds so deposited shall belong to the Corporation, and shall be paid to it from time to time on demand.
VI. Restrictions on Dividends
     So long as any shares of the Series F Preferred Stock are outstanding, the Board of Directors shall not without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series F Preferred Stock, voting separately as a class, declare, pay or set apart for payment any dividend on any Junior Securities or Parity Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of, any Junior Securities or Parity Securities or any warrants, rights or options exercisable for or convertible into any Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities), or make any distribution in respect of the Junior Securities or Parity Securities, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any Person directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities) unless prior to or concurrently with such declaration, payment, setting apart for payment, repurchase, redemption or other retirement or distribution, as the case may be, all accumulated and unpaid dividends on shares of the Series F Preferred Stock not paid on the dates provided for in Section A of Article III (including Arrearages and regardless of whether the Corporation shall have had the right to elect to defer such payments as provided for in Article III) shall have been paid, except that when dividends are not paid in full as aforesaid upon the shares of Series F Preferred Stock, all dividends declared on the Series F Preferred Stock and any series of Parity Dividend Securities shall be declared and paid pro rata so that the amount of dividends so declared and paid on Series F Preferred Stock and such series of Parity Dividend Securities shall in all cases bear to each other the same ratio that accumulated dividends on the shares of Series F Preferred Stock and such Parity Dividend Securities bear to each other. Notwithstanding the foregoing, this paragraph shall not prohibit the acquisition, repurchase, exchange, conversion, redemption or other retirement for value of shares of Series F Preferred Stock or any Parity Dividend Security by the Corporation in accordance with the terms of such securities.
VII. Voting Rights
     A. The holders of shares of Series F Preferred Stock shall have no voting rights except as set forth below or as otherwise from time to time required by law.
     B. So long as any shares of the Series F Preferred Stock are outstanding, without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series F Preferred Stock, voting separately as a class, the Corporation shall not, from and after the date of the original issuance of the Series F Preferred Stock, enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder.
VIII. Conversion
     A. Conversion. (a) At the option and election of the holder thereof, each share of Series F Preferred Stock, including all unpaid dividends accumulated thereon to the Conversion Date (as defined below), whether or not such dividends have been declared, may be converted in the manner provided herein at any time into fully paid and nonassessable shares of Common Stock. As of the Conversion Date with respect to a share of Series F Preferred Stock, such share shall be converted into that number of shares of Common Stock at the rate of $2 per share of common stock (the “Conversion Price”):
     If the Corporation shall at any time subdivide or combine its outstanding shares of common stock by way of a stock split or a reverse stock split, the Series F Preferred Stock shall, after that subdivision or combination, evidence the right to convert into the number of shares of common stock that would have been issuable as a result of that change with respect to the shares of common stock that were convertible under the Series F Preferred Stock immediately before that subdivision or combination. Similarly if the Corporation shall so combine the outstanding shares of common stock the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and, if the Corporation shall at any time combine the outstanding shares of common stock, the Conversion Price then in effect immediately before that combination shall be proportionately increased. Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective. No such adjustment shall be made in the event that the Corporation shall issue a stock dividend on any of its securities, including its common stock.
     (b) Conversion of shares of the Series F Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation at the principal office of the Corporation or at the office of any agent or agents of the Corporation, as may be designated by the Board of Directors of the Corporation and identified to the holders in writing upon such designation, of the certificate for such shares of Series F Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of shares represented by such certificate in accordance with the provisions of this Section A and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practical, and in any event within ten Business Days after the Conversion Date, the Corporation shall deliver or cause to be delivered as directed by the holder of shares of Series F Preferred Stock being converted (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such holder shall be entitled to, (ii) any cash that is required to be paid pursuant to subsection (d) of this Section A, and (iii) if less than the full number of shares of Series F Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series F Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of Series F Preferred Stock being converted. Such conversion shall be deemed to have occurred at the close of business on the date (the “Conversion Date”) of the giving of such notice by the holder of the Series F Preferred Stock to be converted and of such surrender of the certificate or certificates representing the shares of Series F Preferred Stock to be converted so that as of such time the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock and/or cash in accordance herewith, and the person entitled to receive the shares of Common Stock issued as a result of such conversion shall be treated for all purposes as having become the holder of such shares of Common Stock at such time.
     (c) In the event that the Series F Preferred Stock is to be redeemed pursuant to Article V, from and after the Redemption Date, the right of a holder to convert shares of Series F Preferred Stock pursuant to this Section A shall cease and terminate, except if the Corporation shall default in payment of the Redemption Price on the Redemption Date, in which case all such rights shall continue unless and until such shares are redeemed and such price is paid in full in accordance with the terms hereof. Notwithstanding anything in the foregoing to the contrary, if the Conversion Date shall occur with respect to any shares of Series F Preferred Stock on or prior to any Redemption Date, such shares of Series F Preferred Stock shall be converted by the Corporation into Common Stock in the manner provided in this Section A.
     (d) In connection with the conversion of any shares of Series F Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Closing Price per share of Common Stock on the Conversion Date (or on the Trading Day immediately preceding the Conversion Date, if the Conversion Date is not a Trading Day). If more than one share of Series F Preferred Stock shall be surrendered for conversion by the same holder on the same Conversion Date, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series F Preferred Stock so surrendered.
     (e) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series F Preferred Stock in accordance with the terms hereof, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series F Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series F Preferred Stock.
     B. Organic Change.
     (a) Corporation Survives. Upon the consummation of an Organic Change (other than a transaction in which the Corporation is not the surviving entity), lawful provision shall be made as part of the terms of such transaction whereby the terms hereof shall be modified, without payment of any additional consideration by any holder, so as to provide that upon the conversion of shares of Series F Preferred Stock following the consummation of an Organic Change, the holder of Series F Preferred Stock shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change), without payment of additional consideration therefor, such securities, cash and other property as such holder would have received if such holder had converted such shares of Series F Preferred Stock into Common Stock immediately prior to such Organic Change. Lawful provision also shall be made as part of the terms of the Organic Change so that all other terms hereof shall remain in full force and effect following such an Organic Change. The provisions of this subsection (a) shall similarly apply to successive Organic Changes of the character described in this subsection (a).
     (b) Corporation Does Not Survive. The Corporation shall not enter into an Organic Change that is a transaction in which the Corporation is not the surviving entity unless lawful provision shall be made as part of the terms of such transaction whereby the surviving entity shall issue new securities to each holder of Series F Preferred Stock, without payment of any additional consideration by such holder, with terms that provide that upon the conversion of such securities, the holder of such securities shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change), without payment of additional consideration therefor, such securities, cash and other property (the “New Securities”) as such holder would have received if such holder had converted such shares of Series F Preferred Stock into Common Stock immediately prior to such Organic Change. All other terms of such New Securities shall be substantially equivalent to the terms provided herein. The provisions of this subsection (b) shall similarly apply to successive Organic Changes of the character described in of this subsection (b).
IX. Additional Definitions
     For the purposes of this Certificate of Designations of Series F Preferred Stock, the following terms shall have the meanings indicated:
     “Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of Nevada are authorized or obligated by law or executive order to close.
     “By-laws” means the By-laws of the Corporation, as amended from time to time.
     “Date of Issuance” means the date that the share of Series F Preferred Stock was originally issued by the Corporation to its original holder.
     “Organic Change” means, with respect to any Person, any transaction (including without limitation any recapitalization, capital reorganization or reclassification of any class of capital stock, any consolidation of such Person with, or merger of such Person into, any other Person, any merger of another Person into such Person (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of such Person), any sale or transfer or lease of all or substantially all of the assets of such Person or any compulsory share exchange) pursuant to which any class of capital stock of such Person is converted into the right to receive other securities, cash or other property.
     “Person” means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or governmental entity.
X. Miscellaneous
     A. Notices. Any notice referred to herein shall be in writing and shall be deemed to have been duly given (and shall be effective when received), if delivered personally, by facsimile or sent by overnight courier or by first class mail, postage prepaid, as follows:
(i) if to the Corporation, to its office at 7373 North Scottsdale Road, Suite C140, Scottsdale, Arizona 852253 (Attention: Chief Financial Officer);
(ii) if to a holder of the Series F Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series F Preferred Stock); or

(iii) to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given.
     B. Reacquired Shares. Any shares of Series F Preferred Stock redeemed, purchased or otherwise acquired by the Corporation, directly or indirectly, in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof (and shall not be deemed to be outstanding for any purpose) and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Nevada General Corporation Law. All such shares of Series F Preferred Stock shall upon their cancellation and upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada, become authorized but unissued shares of Preferred Stock, $0.001 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $0.001 par value, of the Corporation subject to the conditions or restrictions on issuance set forth herein.
     C. Transfer Taxes. Except as otherwise agreed upon pursuant to the terms of this Certificate of Designations, the Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes and other governmental charges that may be imposed under the laws of the United States of America or any political subdivision or taxing authority thereof or therein in respect of any issue or delivery of Common Stock on conversion, or other securities or property issued on account of, shares of Series F Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax or other charge that may be imposed in connection with any transfer involved in the issue or transfer and delivery of any certificate for Common Stock or other securities or property in a name other than that in which the shares of Series F Preferred Stock so converted, or on account of which such securities were issued, were registered and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or is not payable.
     D. Transfer Agent. The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series F Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of shares of Series F Preferred Stock.
     IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Executive Officer and attested by its Secretary, this 28th day of June , 2005.

GREAT WESTERN LAND AND RECREATION, INC., a Nevada corporation

By:	/s/ Jay N. Torok

Name:	Jay N. Torok
Title:	Chief Executive Officer

ATTEST:

/s/ Leticia F. Cruz
Name: Leticia F. Cruz
Title: Assistant Secretary/Treasurer